Doug Rice
[***]

Dear Doug:

I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer (“CFO”) on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), which employment is to commence on or before July 5, 2023. In this position you will report directly to the Chief Executive Officer.

Your initial base salary will be $20,769 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $540,000 on an annualized basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance.

You will be eligible to participate in the MiMedx Group 2023 Management Incentive Plan (“MIP”) with an annual target bonus amount equal to sixty percent (60%) of your annual base earnings paid to you in accordance with the terms of such program in effect from time-to-time. Your 2023 MIP will be calculated based on the achievement of board approved performance targets and metrics.

You will receive a new hire equity grant of 300% of your annual base salary with the following mixture and vesting:
•Performance Shares: 162,000 fully vest at the end of the third year
•Restricted Shares: 97,200 vesting annually over three years
•Options: 94,000 vesting 25% annually over 4 years

Additionally, the Company has established a target annual long-term incentive value for each position eligible to participate in the Company’s stock incentive program. You will be eligible to participate beginning in 2024. Awards granted under the annual long-term incentive plan typically will consist of Restricted Share Units and Performance Share Units although the Company’s stock plan provides for other forms of stock-based compensation at the discretion of the Compensation Committee of the Board. The amount of long-term incentive value for your position of CFO is reviewed and based on the Company’ annual analysis of competitive compensation data. We anticipate 2024 structure for the CFO to be similar to other executive roles that provided a total of 200% mix of RSUs, PSUs and Options. Metrics for Performance Share Units are determined annually by the Compensation Committee.

The terms of your offer include the specific compensation arrangements described above, as well as certain change in control and no cause separation benefits which would be payable in the event (i) of a change in control of the Company and within 12 months of such event your employment is involuntarily terminated without cause or the voluntary termination of your employment by you for good reason, or (ii) if your employment is involuntarily terminated without cause, or (iii) a voluntary termination of your employment by you for good reason. These benefits will be described more fully and governed by a Key Employee Retention and Restrictive Covenant Agreement, but shall be an amount not less than 1.25 times your base salary and target bonus for a no cause or good reason termination and not less than 1.5 times your base and target bonus for a no cause or good reason termination within one year following a Change in Control. In each instance you shall be entitled to either benefit continuation for a period equal to the amount of the separation payment, i.e. 15 months or 18 months, or a cash payment equal to the cost of such benefit continuation.

This is considered a remote position, requiring you to travel to headquarters as the job requires. As such, travel and expenses will be managed by Mimedx, following our terms and policies. We are happy to work with you to determine if a part-time apartment vs hoteling works better, providing the costs are aligned to normal executive travel/expense costs and for a specified period of time.

Should you decide to relocate to the Atlanta area at any time during your employment, the company will offer relocation assistance in accordance with its policies.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following the date of your employment. Additionally, you will be entitled to four weeks of vacation annually to be taken and used in a manner consistent with the Company’s applicable vacation policy. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following the date of your employment. In addition, as an officer of the Company, you will be covered by the Company’s Director and Officer Insurance and potentially other insurance policies as well as other benefits afforded to the Company’s officers, including indemnity rights under the then applicable program available to other executive officers and which program shall among other things provide for the advancement of expenses in the event you are subject to a claim for which indemnification is allowed by the Company’s constituent documents or governing law.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This offer is contingent upon a favorable background investigation and pre-employment drug screen result. MiMedx has contracted with Sterling (a leading consumer reporting agency) to perform a background investigation in connection with your employment. You will receive an email from Sterling, on behalf of MiMedx, that will request an electronic consent.  In addition to this consent, you will need to review multiple separate documents including a standalone disclosure and sign your authorization to have a background check initiated. Once your Drug screening order is created, it must be completed within 48 hours of the Company’s receipt of your executed consent for background screening.
The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company's rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

Doug, we are delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to your joining MiMedx. Please feel free to contact me via email or on my cell phone at 301-660-0592 if you have any questions.

Sincerely,

/s/ Kate Surdez
Kate Surdez
cc: Joe Capper

ACCEPTANCE
I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Doug Rice June 30, 2023
Doug Rice                                Date